Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 23, 2022)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 25, 2021 of $39,919,900 or $10.48 per share diluted compared to net income of $29,823,300 or $7.72 per share diluted in 2020.  The fourth quarter 2021 net income was $11,589,000 or $3.09 per share diluted, compared to net income of $8,092,300 or $2.09 per share diluted, for the same period last year.  Revenues for the year ended December 25, 2021 were $78,216,200 up from $66,061,800 in 2020.

“Our 2021 financial results were exceptional.  This is a testament to the hard work of our franchise partners, the strength of our sustainable business model as well as the incredible efforts of our employees,” stated Brett D. Heffes, Chairman and Chief Executive Officer.  “The strategic decision to finalize plans for shedding all non-core activities was a key moment in our history.  We believe that our focus on the large and growing resale market will benefit all Winmark stakeholders.”

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small-business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 25, 2021, there were 1,271 franchises in operation and over 2,800 available territories.  An additional 46 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	December 25, 2021	December 26, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$11,407,000	$6,659,000
Restricted cash	30,000	25,000
Receivables, net	1,103,400	1,581,900
Net investment in leases - current	2,890,600	8,687,500
Income tax receivable	667,500	221,200
Inventories	325,200	106,600
Prepaid expenses	1,008,600	995,200
Total current assets	17,432,300	18,276,400

Net investment in leases – long-term	229,300	4,573,600
Property and equipment, net	1,976,900	2,332,800
Operating lease right of use asset	2,982,000	3,226,300
Goodwill	607,500	607,500
Other assets	418,300	435,900
Deferred income taxes	3,252,700	1,890,700
	$26,899,000	$31,343,200

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,232,600	$4,236,100
Accounts payable	2,099,000	1,769,600
Accrued liabilities	2,001,000	2,624,000
Discounted lease rentals	—	1,096,600
Deferred revenue	1,645,000	1,657,400
Total current liabilities	9,977,600	11,383,700
Long-Term Liabilities:
Notes payable, net	43,376,400	17,632,700
Discounted lease rentals	—	574,000
Deferred revenue	6,863,500	7,050,900
Operating lease liabilities	4,810,100	5,307,400
Other liabilities	954,800	773,200
Total long-term liabilities	56,004,800	31,338,200
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,635,806 and 3,756,028 shares issued and outstanding	—	9,281,800
Retained earnings (accumulated deficit)	(39,083,400)	(20,660,500)
Total shareholders’ equity (deficit)	(39,083,400)	(11,378,700)
	$26,899,000	$31,343,200

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Revenue:
Royalties	$15,638,100	$13,097,900	$60,779,300	$46,286,200
Leasing income	2,796,500	2,443,200	11,148,300	14,484,000
Merchandise sales	1,119,800	468,600	3,100,100	2,215,400
Franchise fees	395,600	379,600	1,496,900	1,444,500
Other	424,300	406,000	1,691,600	1,631,700
Total revenue	20,374,300	16,795,300	78,216,200	66,061,800
Cost of merchandise sold	1,052,800	441,900	2,940,500	2,103,900
Leasing expense	439,500	178,900	1,850,300	2,622,600
Provision for credit losses	(39,300)	(243,600)	(206,600)	(79,300)
Selling, general and administrative expenses	6,008,200	5,484,000	22,295,800	21,203,100
Income from operations	12,913,100	10,934,100	51,336,200	40,211,500
Interest expense	(508,300)	(327,900)	(1,453,900)	(1,737,500)
Interest and other income (expense)	(7,900)	15,700	(15,000)	43,400
Income before income taxes	12,396,900	10,621,900	49,867,300	38,517,400
Provision for income taxes	(807,900)	(2,529,600)	(9,947,400)	(8,694,100)
Net income	$11,589,000	$8,092,300	$39,919,900	$29,823,300
Earnings per share - basic	$3.20	$2.16	$10.87	$8.02
Earnings per share - diluted	$3.09	$2.09	$10.48	$7.72
Weighted average shares outstanding - basic	3,622,690	3,747,604	3,671,980	3,719,485
Weighted average shares outstanding - diluted	3,753,982	3,879,796	3,810,480	3,863,264

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Fiscal Year Ended
	December 25, 2021	December 26, 2020
OPERATING ACTIVITIES:
Net income	$39,919,900	$29,823,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	430,600	484,700
Provision for credit losses	(206,600)	(79,300)
Compensation expense related to stock options	1,435,500	1,315,200
Deferred income taxes	(1,362,000)	(1,223,700)
Loss from disposal of property and equipment	—	200
Deferred initial direct costs	(2,100)	(18,300)
Amortization of deferred initial direct costs	18,900	105,900
Operating lease right of use asset amortization	244,300	368,900
Tax benefits on exercised stock options	2,479,600	872,900
Change in operating assets and liabilities:
Receivables	478,500	87,600
Principal collections on lease receivables	9,915,400	14,829,200
Income tax receivable/payable	(2,925,900)	(596,200)
Inventories	(218,600)	(20,600)
Prepaid expenses	(13,400)	(27,100)
Other assets	17,600	56,600
Accounts payable	329,400	754,600
Accrued and other liabilities	(948,500)	(691,400)
Rents received in advance and security deposits	(1,046,600)	(1,954,000)
Deferred revenue	(199,800)	(867,200)
Net cash provided by operating activities	48,346,200	43,221,300
INVESTING ACTIVITIES:
Purchase of property and equipment	(74,700)	(45,100)
Purchase of equipment for lease contracts	(208,400)	(4,114,000)
Net cash used for investing activities	(283,100)	(4,159,100)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit	—	46,600,000
Payments on line of credit	—	(46,600,000)
Proceeds from borrowings on notes payable	30,000,000	—
Payments on notes payable	(4,250,000)	(3,750,000)
Repurchases of common stock	(44,217,500)	(48,987,500)
Proceeds from exercises of stock options	8,320,000	8,252,800
Dividends paid	(33,162,600)	(14,230,800)
Proceeds from discounted lease rentals	—	1,157,000
Net cash used for financing activities	(43,310,100)	(57,558,500)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,753,000	(18,496,300)
Cash, cash equivalents and restricted cash, beginning of period	6,684,000	25,180,300
Cash, cash equivalents and restricted cash, end of period	$11,437,000	$6,684,000
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,388,900	$1,738,400
Cash paid for income taxes	$11,555,100	$9,552,500

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Fiscal Year Ended
	December 25, 2021	December 26, 2020
Cash and cash equivalents	$11,407,000	$6,659,000
Restricted cash	30,000	25,000
Total cash, cash equivalents and restricted cash	$11,437,000	$6,684,000